QUANTUM CORPORATION
EXECUTIVE OFFICER INCENTIVE PLAN
August 23, 2017 Restatement

SECTION 1.
BACKGROUND AND PURPOSE

1.1 Effective Date
Quantum Corporation Executive Officer Incentive Plan (the "Plan"), which was adopted by the Company effective as of April 1, 2001, was last approved by the Company’s stockholders at the 2012 Annual Meeting of Stockholders of the Company, is hereby further amended and restated effective as of August 23, 2017.
1.2 Purpose of the Plan
The Plan is intended to increase stockholder value and the success of the Company by motivating key executives (1) to perform to the best of their abilities, and (2) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing participants with the opportunity to earn with incentive awards for the achievement of goals relating to the performance of the Company. The Plan is intended to permit the payment of awards that qualify as performance-based compensation under Section 162(m) of the Code.

SECTION 2.
DEFINITIONS
The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:
2.1 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
2.2 “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.6 to reduce or eliminate the award otherwise determined by the Payout Formula.
2.3 “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.
2.4 “Board” means the Board of Directors of the Company.
2.5 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
2.6 “Committee” means the committee appointed by the Board (pursuant to Section 5.1) to administer the Plan.
2.7 “Company” means Quantum Corporation, a Delaware corporation, or any successor thereto.
2.8 “Determination Date” means the latest possible date that will not jeopardize a Target Award or Actual Award’s qualification as performance-based compensation under Section 162(m) of the Code.
2.9 “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.
2.10 “Fiscal Quarter” means a fiscal quarter of the Company.
2.11 “Fiscal Year” means the fiscal year of the Company.
2.12 “Participant” means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.
2.13 “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.
2.14 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Target Award for a Performance Period. As determined by the Committee, the Performance Goals for any Target Award applicable to a Participant may provide for a targeted level or levels of achievement using one or more of the following measures: (a) cash flow, (b) customer satisfaction, (c) earnings per share, (d) expense control, (e) margin, (f) market share, (g) operating profit, (h) product development and/or quality, (i) profit, (j) return on capital, (k) return on equity, (l) revenue and (m) total shareholder return. Performance Goals may differ from Participant to Participant, Performance Period to Performance Period and from award to award. Any Performance Goal used may be measured (1) in absolute terms, (2) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, against other objective metrics and/or against another company, companies or an index or indices), (4) with respect to equity, assets or human resources of the Company, including, for example, on a per-share or per-capita basis, (5) against the performance of the Company as a whole or a specific business unit(s), business segment(s) or product(s) of the Company, (6) on a pre-tax or after-tax basis, and/or (7) GAAP (generally accepted accounting principles) or non-GAAP basis. Prior to the Determination Date, the Committee, in its discretion, will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants (for example, but not by way of limitation, the effect of mergers and acquisitions), dispositions, litigation, restructuring or reorganization programs, and/or change in tax or other laws). As determined in the discretion of the Committee prior to the Determination Date, achievement of Performance Goals for any particular Target Award may be calculated in accordance with the Company’s financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results.
2.15 “Performance Period” means any Fiscal Year (or period of four (4) consecutive Fiscal Quarters) or such other period longer or shorter than a Fiscal Year but not shorter than one (1) Fiscal Quarter or longer than three Fiscal Years (or period of twelve (12) consecutive Fiscal Quarters), as determined by the Committee in its sole discretion.
2.16 “Plan” means the Quantum Corporation Executive Officer Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.
2.17 “Shares” means shares of the Company’s common stock.
2.18 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period as determined by the Committee in accordance with Section 3.3.

SECTION 3.
SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS
3.1 Selection of Participants
The Committee, in its sole discretion, shall select the Employees who shall be Participants for any Performance Period. The Committee, in its sole discretion, also may designate as Participants one or more individuals (by name or position) who are expected to become Employees during a Performance Period. Participation in the Plan is in the sole discretion of the Committee, and shall be determined on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.
3.2 Determination of Performance Goals
The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing. The Performance Goals may differ from Participant to Participant and from award to award. The Committee shall also determine and set forth in writing whether any significant elements shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.
3.3 Determination of Target Awards
The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing. The Target Award may be determined by reference to a formula, a percentage of base salary, or a fixed dollar amount.
3.4 Determination of Payout Formula or Formulae
The Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved at the predetermined level, and (d) provide for the payment of an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, no Participant’s Actual Award(s) under the Plan may, for any period of three (3) consecutive Fiscal Years, exceed $15,000,000.
3.5 Date for Determinations
The Committee shall make all determinations under Section 3.1 through 3.4 on or before the latest possible date that will not jeopardize a Target Award or Actual Award’s intended qualification as performance-based compensation under Section 162(m) of the Code. For Fiscal Year Performance Periods, such date is expected to be the earlier of (i) 90 days after the commencement of each Performance Period, or (ii) the expiration of 25% of the Performance Period.
3.6 Determination of Actual Awards
After the end of each Performance Period, the Committee shall certify in writing (for example, in its meeting minutes) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded, as determined by the Committee. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, and (b) determine what Actual Award, if any, will be paid in the event of a Termination of Service prior to the end of the Performance Period or payment of an Actual Award.

SECTION 4.
PAYMENT OF AWARDS
4.1 Right to Receive Payment
Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.
4.2 Timing of Payment
Payment of each Actual Award shall be made as soon as practicable, but no later than two and one-half months after the end of the Performance Period during which the Actual Award was earned. Notwithstanding the preceding, if it is impossible or infeasible for the Committee to certify the results for a Performance Period under Section 3.6 before the standard payment deadline described in the preceding sentence (for example, but not by way of limitation, due to the unavailability of financial information), the payment deadline shall be extended until thirty (30) days after certification, subject to the following: (a) the Company and the Committee must have used their good faith reasonable efforts to cause certification to occur before the standard payment deadline, (b) the Committee must certify the results as soon as administratively practicable, and (c) notwithstanding any contrary provision of the Plan, payment will be made only to Participants who do not incur a Termination of Employment before the date on which the Actual Award is paid.
4.3 Form of Payment
Each Actual Award shall be paid in cash (or its equivalent) or Shares in a single lump sum, except as otherwise determined by the Committee, in its sole discretion. To the extent an Actual Award, in whole or in part, is payable in Shares, such Shares shall be granted under the Company’s 2012 Long-Term Incentive Plan or such other shareholder approved plan of the Company providing for payment of Shares as the Committee may determine. If (a) an Actual Award is paid in Shares or (b) a Target Award denominated in Shares is paid in cash, the number of Shares to be determined shall be determined by dividing the cash amount otherwise payable by the closing per share selling price for Shares as quoted on the New York Stock Exchange on the date payment of the Actual Award is to be made.
4.4 Recoupment of Awards
Notwithstanding any contrary provision of this Plan, a Participant’s rights with respect to any Actual Award hereunder shall be subject to the Company’s clawback policy as may be established and/or amended from time to time (the “Clawback Policy”). The Board or the Committee may require the Participant to forfeit, return, or reimburse the Company for, all or a portion of any Actual Award paid to the Participant pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with applicable laws (including, without limitation, Section 10D of the 1934 Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission).
Any recoupment of an Actual Award made with respect to a Participant may be in addition to any other remedies that may be available to the Company under applicable law, including disciplinary actions up to and including termination of employment.
4.5 Payment in the Event of Death
If a Participant dies prior to the payment of an Actual Award earned by him or her prior to death for a prior Performance Period, the Award shall be paid to administrator or representative of his or her estate, except as provided in Section 6.6.

SECTION 5.
ADMINISTRATION
5.1 Committee is the Administrator
The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify. Unless otherwise determined by the Board, the Plan shall be administered by the Compensation Committee of the Board.
5.2 Committee Authority
It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.
5.3 Decisions Binding
All interpretations, determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.
5.4 Delegation by the Committee
The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may delegate its authority and powers only to the extent consistent with applicable laws (including the provisions of Section 162(m) of the Code to the extent applicable) and the rules and regulations of the principal securities market on which the Company’s securities are listed or qualified for trading.

SECTION 6.
GENERAL PROVISIONS
6.1 Tax Withholding
The Company (or an Affiliate) shall withhold all applicable taxes and any other required amounts from any Actual Award, including any federal, state, local and other taxes (including, but not limited to, the Participant’s FICA and SDI obligations).
6.2 No Effect on Employment or Service
Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a termination of employment or service. Employment with the Company and its Affiliates is on an at-will basis only. The Company and its Affiliates expressly reserve the right, which may be exercised at any time and without regard to when during a Performance Period such exercise occurs, to terminate any individual’s employment or service with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.
6.3 Participation
No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award. Participation in the Plan shall not give any Employee the right to participate in any other compensation plan or arrangement of the Company.
6.4 Indemnification
Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.
6.5 Successors
All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.
6.6 Beneficiary Designations
a. Designation. Each Participant may, pursuant to such uniform and nondiscriminatory procedures as the Committee may specify from time to time, designate one or more beneficiaries to receive any Actual Award payable to the Participant at the time of his or her death. Notwithstanding any contrary provision of this Section 6.6 shall be operative only after (and for so long as) the Committee determines (on a uniform and nondiscriminatory basis) to permit the designation of beneficiaries.
b. Changes. A Participant may designate different beneficiaries (or may revoke a prior beneficiary designation) at any time by delivering a new designation (or revocation of a prior designation) in like manner. Any designation or revocation shall be effective only if it is received by the Committee. However, when so received, the designation or revocation shall be effective as of the date the designation or revocation is executed (whether or not the Participant still is living), but without prejudice to the Committee on account of any payment made before the change is recorded. The last effective designation received by the Committee shall supersede all prior designations.
c. Failed Designation. If the Committee does not make this Section 6.6 operative or if Participant dies without having effectively designated a beneficiary, the Participant’s Account shall be payable to the general beneficiary shown on the records of the Employer. If no beneficiary survives the Participant, the Participant’s Account shall be payable to his or her estate.
6.7 Nontransferability of Awards
No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6.6. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.
6.8 Deferrals
The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or Shares that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion and shall be under a plan or arrangement consistent with the requirements of Section 409A of the Code.
6.9 Section 409A
Except to the limited extent provided in Section 6.8, it is intended that all bonuses payable under this Plan will be exempt from the requirements of Section 409A pursuant to the “short-term deferral” exemption or, in the alternative, will comply with the requirements of Section 409A so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein shall be interpreted to so comply or be exempt. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company may, in good faith and without the consent of any Participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the Participant. In no event will the Company reimburse any Participant for any taxes or costs that may be imposed on or incurred by the Participant as a result of Section 409A. For purposes of the Plan, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and any final Treasury Regulations or other Internal Revenue Service guidance thereunder, as each may be amended from time to time.

SECTION 7.
AMENDMENT, TERMINATION AND DURATION
7.1 Amendment, Suspension or Termination
The Board or the Committee, each in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Target Award theretofore granted to such Participant. No award may be granted during any period of suspension or after termination of the Plan.
7.2 Duration of the Plan
The Plan shall commence on the date specified herein, and subject to Section 7.1 (regarding the Board’s or the Committee’s right to amend or terminate the Plan), shall remain in effect thereafter.

SECTION 8.
LEGAL CONSTRUCTION
8.1 Gender and Number
Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
8.2 Severability
In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
8.3 Requirements of Law
The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
8.4 Governing Law
The Plan and all awards shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.
8.5 Captions
Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

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